Exhibit 99

Practiceworks, Inc. Announces Filing Of Registration Statement
For Public Offering Of Shares Of Common Stock

Atlanta, GA, May 6, 2002 - PracticeWorks, Inc. (AMEX: PRW), a leading provider of software-based information technology for dentists, orthodontists and oral and maxillofacial surgeons today announced it has filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of shares of its common stock. In the offering, the Company will sell 3,750,000 shares. In addition, the Company proposes to grant to the underwriters an option to purchase up to an additional 562,500 shares to cover over-allotments. William Blair & Company, L.L.C. will act as the lead managing underwriter, and Jefferies & Company, Inc., A.G. Edwards & Sons, Inc., and Sanders Morris Harris Inc. will act as co-managing underwriters of the offering.

The Company expects to use net proceeds from its sale of shares to repay its indebtedness under its credit facility, fund the cash portion of the retirement of all shares of its series A 6.5% convertible redeemable preferred stock and for general corporate purposes.

When available, a copy of the preliminary prospectus may be obtained from William Blair & Company, 222 West Adams Street, Chicago, IL 60606, (312) 236-1600, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, (212) 284-2342, A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103, (314) 955-4072, and Sanders Morris Harris Inc., 600 Travis, Suite 3100, Houston, TX 77002, (713) 224-3100.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: uncertainties concerning our future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of computer system purchase decisions; variations in the volume and timing of systems sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; general economic conditions; and the risk factors detailed from time to time in PracticeWorks' periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

CONTACT:

PracticeWorks, Inc.
Dennis J. Stockwell
Vice President and General Counsel
(770) 850-5006